Exhibit 10.38

Penn Octane Corporation
Rio Vista Energy Partners L.P.
820 Gessner Road, Suite 1285
Houston, Texas 77024

March 5, 2007

JBR Capital Resources, Inc.
Attn: Jerome B. Richter, President
335 Tomahawk Drive
Palm Desert, California 92211

Re: Payments Under 2007 Consulting Agreement

Dear Mr. Richter:

Penn Octane Corporation, Rio Vista Energy Partners L.P. and JBR Capital Resources, Inc. are entering into a 2007 Consulting Agreement dated March 5, 2007, with an effective date of November 15, 2006 (the “Consulting Agreement”). Capitalized terms used, and not otherwise defined, herein shall have the meaning set forth in the Consulting Agreement. Notwithstanding any contrary provision of the Consulting Agreement, and as a condition of the Company’s execution and delivery of the Consulting Agreement, the Company shall, in lieu of cash payment pursuant to Section 2.1 of the Consulting Agreement, apply fifty percent (50%) of the amount of any Fees due and payable to Consultant by the Company against any amounts owed (whether or not then due or payable) by Consultant or its affiliates to the Company, including without limitation, any amounts owed by Jerome B. Richter to Penn Octane pursuant to his promissory note dated April 11, 2000, as such note may be amended from time to time.

If you are in agreement with the foregoing, kindly sign where indicated below and return this letter to my attention.

Sincerely,

PENN OCTANE CORPORATION			RIO VISTA ENERGY PARTNERS L.P.
By:		By:

	Ian T. Bothwell Acting Chief Executive Officer		Ian T. Bothwell Acting Chief Executive Officer Rio Vista GP LLC, General Partner
Agreed:
JBR CAPITAL RESOURCES, INC.
By:

Jerome B. Richter, President